UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2014

CAPSTONE TURBINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street,
Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)

(818) 734-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 12, 2014, Richard B. Lewis has been appointed Vice President, Operations of Capstone Turbine Corporation (the “Company”).

Mr. Lewis, 56, most recently served as Vice President of Operations of Meggitt Safety Systems, Inc. (“MSSI”), a producer of aircraft and industrial fire protection and safety systems, from 2012 to 2014. Prior to his employment with MSSI, Mr. Lewis was an independent global supply chain consultant from 2009 to 2012.  Prior to his time as a consultant, Mr. Lewis spent 12 years with AeroVironment, Inc. (“AV”), a publicly-traded designer and manufacturer of energy systems, electric vehicle systems and unmanned aerial vehicles.  Mr. Lewis held positions of increasing responsibility with AV, culminating with his appointment as Vice President of Global Supply Chain and Procurement from 2007 to 2008.

In addition to the other terms of his employment arrangement with the Company, Mr. Lewis will receive an annual base salary of $215,000.  Mr. Lewis also will receive a grant of equity securities effective upon the date of commencement of his employment. Mr. Lewis will receive options to purchase 250,000 shares of the common stock of the Company. Conditioned on his continued employment, the options will vest 25% after one year and, thereafter, will vest pro rata each month over the next 36 months. The exercise price of the options granted to Mr. Lewis will be the fair market value of the Company’s common stock on the date of the grant, which is the closing price per share as reported on the Nasdaq Global Market on May 12, 2014. The options expire 10 years from the date of grant. Mr. Lewis will also receive a grant of 62,500 restricted stock units that vest 25% after each of the first four years of service.

The Company’s press release announcing the appointment of Mr. Lewis is furnished as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

99	Press Release, dated May 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION

Date: May 12, 2014	By:	/s/ Edward I. Reich
Edward I. Reich
Executive Vice President and Chief Financial
Officer

Exhibit Index

Exhibit	Description

99	Press Release, dated May 12, 2014.